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                                                                     Exhibit 2.1

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

                                      OF

                                Poker.com Inc.

     The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Florida.

                                   ARTICLE I
                                     NAME

     The name of the corporation is Poker.com Inc.

                                  ARTICLE II
                            NATURE OF THE BUSINESS


     This corporation shall have the power to engage in any business permitted under the laws of the United States and of the State of Florida.

                                  ARTICLE III
                               AUTHORIZED SHARES

     The capital stock of this corporation shall consist of 100,000,000 shares of common stock having a par value of $0.01 per share, and 5,000,000 shares of preferred stock having a par value of $0.01 per share.

     The preferred stock may be issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions provided for the issuance of such preferred stock adopted by the Board of Directors pursuant to the authority in this paragraph given.

                                  ARTICLE IV
                                INITIAL CAPITAL

     The amount of capital with which this corporation shall commence business shall be not less than One Hundred ($100.00) Dollars.

                                   ARTICLE V
                               TERM OF EXISTENCE
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     This corporation shall have perpetual existence.

                                  ARTICLE VI
                                INITIAL ADDRESS

     The initial address of the principal place of business of this corporation in the State of Florida shall be a3161 N.W. 47/th/ Avenue, Suite 214, Lauderdale Lakes, FL 33319. The Board of Directors may at any time and from time to time move the principal office of this corporation to any location within or without the State of Florida.

                                  ARTICLE VII
                                   DIRECTORS

     The business of this corporation shall be managed by its Board of Directors, the number of such directors shall be not less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws. The number of persons constituting the initial Board of Directors shall be 1.

                                 ARTICLE VIII
                               INITIAL DIRECTORS

     The names and addresses of the initial Board of Directors are as follows:

     Stanley Bo Fineberg      3161 N.W. 47/th/ Terrace
                              Suite 214
                              Lauderdale Lakes, FL 33319

                                  ARTICLE IX
                                  SUBSCRIBER

     The name and address of the person signing these Articles of Incorporation as subscriber is:

     Eric P. Littman
     Suite 202
     1428 Brickell Avenue
     Miami, FL 33131

                                   ARTICLE X
                             VOTING FOR DIRECTORS

     The Board of Directors shall be elected by the Stockholders of the corporation at such time and in such manner as provided in the By-Laws.
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                                  ARTICLE X1
                                   CONTRACTS

     No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officers or directors is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

                                  ARTICLE XII
                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

     This corporation shall have the power, in its By-Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

                                  ARTICLE XIV
                               FLORIDA STATUTES

     The corporation expressly elects not to be governed by the provisions of Sections 607.108 and 607.109, Florida Statutes.

                                  ARTICLE XV
                                RESIDENT AGENT

     The name and address of the initial resident agent of this corporation is:

     Eric P. Littman
     Suite 202
     1428 Brickell Avenue
     Miami, FL 33131